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                                                    EXHIBIT (10)G

                  PRECISION CASTPARTS CORP.
           EXECUTIVE PERFORMANCE COMPENSATION PLAN

1. Establishment and Duration. Precision Castparts Corp. (the "Company") hereby establishes the Precision Castparts Corp. Executive Performance Compensation Plan (the "Plan") with the intent of qualifying compensation paid under the Plan as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The Plan is effective as of March 31, 1997, and shall remain in effect until the Company's Annual Meeting of Shareholders in 2002 or until earlier terminated by the Board of Directors of the Company; provided, however, that if the shareholders do not approve the Plan at the Company's Annual Meeting of Shareholders in 1997, the Plan shall automatically terminate.

2. Administration. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company, which shall be comprised solely of two or more "outside directors" as defined in regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986. The Committee may adopt guidelines to implement and administer the Plan.

3. Eligible Participants. Not later than the 90th day after the commencement of each fiscal year of the Company, the Committee shall identify, by written resolution, the officers of the Company who will participate in the Plan for such year and be eligible to receive awards under the Plan (the "Performance Compensation Awards"). Such identification may specify Plan participants by name or by office or title.

4.  Threshold Parameter.

     (a) With respect to each fiscal year of the Company, the Performance Compensation Award of an officer participating in the Plan shall be dependent upon the achievement of the threshold parameter for the year established in writing by the Committee for that officer not later than the 90th day after the commencement of the fiscal year.

     (b) The threshold parameter applicable to a participating officer for any fiscal year shall be established in writing by the Committee and shall consist of an objectively determinable level of performance of the Company or any subsidiary, division or other unit of the Company based on one or more of the following criteria: net income, operating income, gross margins, earnings per share, revenues, market share, cash flow, generation of free cash, working capital, retained earnings, stock price, total stockholder return, operating expense ratios, return on sales, return on equity, return on capital, return on assets,


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return on investments, inventory turns, comparative performance of one or more of the above criteria to the performance of other corporations, or any of the above criteria before the effect of acquisitions, divestitures, accounting changes, or restructuring or other special charges (as determined by the Committee at the time of establishing the threshold parameter).

5. Compensation Awards. No Performance Compensation Award will be paid under the Plan unless the threshold parameter as determined by the Committee is achieved.

6. Amount of Performance Compensation Award. If the threshold parameter for a year is achieved, the amount of the Performance Compensation Award earned by each participating officer with respect to such year shall be $1,500,000; provided, however, that the Committee, in its sole discretion, may cancel or reduce the amount of such award based on such criteria as the Committee in its sole discretion shall determine. The Committee may establish in advance criteria in addition to the threshold parameter that it intends to or agrees to apply in exercising its discretion to cancel or reduce an award. The Committee may in its discretion at any time prior to the payment of an award modify or waive any of such additional criteria, but may not modify or waive the threshold parameter.

7.  Confirmation.  Prior to the payment of any Performance
Compensation Award, the Committee shall certify in writing that the threshold parameter has been satisfied and shall otherwise determine any reduction in the amount of the award.

8. Termination of Employment. With respect to any person who during a fiscal year was a participant in the Plan, but who as of the end of such fiscal year is no longer an officer or employee of the Company, the determination as to whether a Performance Compensation Award will be paid to such person for such year shall be at the sole discretion of the Committee, but in no case shall a Performance Compensation Award be paid with respect to a fiscal year unless the threshold parameter for that year is achieved.

9. Employment Rights. Nothing in the Plan or any award pursuant to the Plan shall confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits.








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